Exhibit 99.1

Assertio Reports Fourth Quarter and Full Year 2024 Financial Results

Fourth Quarter Net Product Sales $29.6 Million, Cash Flow from Operations of $11.5 Million

Full Year Net Product Sales $120.8 Million, Rolvedon Sales Exceed $60.0 Million

Full Year Cash Flow from Operations of $26.4 Million, Cash and Investments Increases to $100.1 Million

LAKE FOREST, IL. – March 12, 2025 – Assertio Holdings, Inc. (“Assertio” or the “Company”) (Nasdaq: ASRT) today reported financial results for the fourth quarter and full year ended December 31, 2024.

Said Brendan O’Grady, Chief Executive Officer, “In line with our strategy for Assertio’s long-term growth, 2024 was a year of stabilization as we transitioned to Rolvedon as our primary asset. We enhanced our leadership team and board with additional expertise in legal, commercial, and strategy areas, optimized our cost structure, and strengthened our balance sheet with over $26 million in cash flow generated by the performance of our assets.

“We expect 2025 will be a transformational year focused on initiatives designed to drive revenue growth in Rolvedon and Sympazan by investing to unlock new opportunities, continuing to manage our legal exposure and associated costs, while simplifying our structure.

“We are also actively pursuing our acquisition strategy, seeking to deploy our balance sheet into appropriate commercial assets that fit our model, enhance our scale and better position ourselves for near-term growth. We remain diligent in these efforts with regard to finding the proper fit and pricing of assets that can deliver results within our targeted metrics as we work to build on the commercial platform at Assertio.”

Financial Highlights (unaudited):

	Three Months Ended			Twelve Months Ended
(in millions, except per share amounts)	December 31, 2024	September 30, 2024	December 31, 2023	December 31, 2024	December 31, 2023
Net Product Sales (GAAP)	$29.6	$28.7	$32.5	$120.8	$149.5
Net Loss (GAAP)	$(10.5)	$(2.9)	$(57.4)	$(21.6)	$(331.9)
Loss Per Share (GAAP)	$(0.11)	$(0.03)	$(0.61)	$(0.23)	$(4.67)
Adjusted EBITDA (Non-GAAP)[1]	$(0.5)	$5.3	$4.5	$17.1	$67.7
Adjusted Earnings Per Share (Non-GAAP)[1]	$(0.03)	$0.03	$0.11	$0.06	$0.55

Fourth quarter results included the following highlights (our discussion below focuses on a comparison of fourth quarter 2024 to third quarter 2024 given the acquisition of Spectrum and the generic competition of Indocin introduced in 2023):

•Net product sales were $29.6 million in the fourth quarter, increased from $28.7 million in the third quarter.
▪Rolvedon net product sales were $15.4 million in the fourth quarter, a $0.4 million increase from the prior quarter, driven by higher volume, partially offset by changes in pricing.
▪Indocin net product sales in the fourth quarter were $5.5 million, compared to $5.7 million in the prior quarter, reflecting pricing changes following a generic entrant late in 2023.
1 Non-GAAP measures are reconciled to the corresponding GAAP measures in the schedules attached.

•Gross margin2 was 61% in the fourth quarter, compared to 74% in the third quarter, reflecting the impact of $2.9 million in higher inventory write downs, primarily for Indocin. Excluding these charges, gross margin was 71%, with the change driven by product mix.
•SG&A expense in the fourth quarter was $21.4 million, compared to $16.7 million in the third quarter, primarily reflecting a net $5.4 million increase in litigation contingencies, which was partially offset by lower general operating expenses.
•Adjusted EBITDA3 loss was $0.5 million, compared to adjusted EBITDA of $5.3 million in the prior quarter, primarily due to the effect of inventory write downs and litigation contingency charges noted above.
•Fourth quarter 2024 included a charge of $5.2 million for loss on impairment of Otrexup intangible assets.

Balance Sheet and Cash Flows

•Assertio generated $11.5 million in cash flow from operations in the fourth quarter, and $26.4 million in cash flow from operations for the full year 2024.
•At December 31, 2024, cash, cash equivalents and short-term investments totaled $100.1 million.
•Debt at December 31, 2024 was $40.0 million, comprised of the Company’s 6.5% convertible notes, with no maturities until September 2027.

2025 Full Year Financial Guidance

Assertio announced its initial 2025 operating guidance as follows:

Net Product Sales (GAAP)	$108.0 Million to $123.0 Million
Adjusted EBITDA (Non-GAAP)	$10.0 Million to $19.0 Million

Conference Call and Investor Presentation Information

Assertio’s management will host a conference call to discuss its fourth quarter and full year 2024 financial results today:

Date:	Wednesday, March 12, 2025
Time:	4:30 p.m. Eastern Time
Webcast (live and archive):	http://investor.assertiotx.com/overview/default.aspx (Events & Webcasts, Investor Page)
Dial-in numbers:	1-646-307-1963, Conference ID 3278948

To access the live webcast, the recorded conference call replay, and other materials, please visit Assertio’s investor relations website at http://investor.assertiotx.com/overview/default.aspx. Please connect at least 15 minutes prior to the live webcast to ensure adequate time for any software download that may be needed to access the webcast. The replay will be available approximately two hours after the call on Assertio’s investor website.

About Assertio

Assertio is a pharmaceutical company with comprehensive commercial capabilities offering differentiated products designed to address patients’ needs. Our focus is on supporting patients by marketing products in oncology, neurology, and pain management. To learn more about Assertio, visit www.assertiotx.com.

2 Gross margin represents the ratio of net product sales less cost of sales to net product sales.
3 See “Non-GAAP Financial Measures” below for information about reconciling our Adjusted EBITDA to Net Loss..

Investor Contact

Matt Kreps, Managing Director
Darrow Associates
M: 214-597-8200
mkreps@darrowir.com

Forward Looking Statements

The statements in this communication include forward-looking statements. Forward-looking statements may discuss goals, intentions and expectations as to future plans, trends, events, results of operations or financial condition, or otherwise, based on current beliefs. Forward-looking statements speak only as of the date they are made or as of the dates indicated in the statements and should not be relied upon as predictions of future events, as there can be no assurance that the events or circumstances reflected in these statements will be achieved or will occur. Forward-looking statements can often, but not always, be identified by the use of forward-looking terminology such as “anticipate,” “approximate”, “believe,” “could,” “estimate,” “expect,” “goal,” “intend,” “may,” “might,” “opportunity,” “plan,” “potential,” “project,” “prospective,” “pursue,” “seek,” “should,” “strategy,” “target,” “will,” or the negative of these words and phrases, other variations of these words and phrases or comparable terminology. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those contemplated by the statements, including: Assertio’s ability to grow sales and the commercial success and market acceptance of Rolvedon and Assertio’s other products, including the coverage of Assertio’s products by payors and pharmacy benefit managers; Assertio’s ability to successfully develop and execute its sales, marketing and promotion strategies using its sales force and omni-channel promotion model capabilities; the impact on sales and profits from the entry and sales of generics of Assertio’s products and/or other products competitive with any of Assertio’s products, including, but not limited to, biosimilars and indomethacin suppositories compounded by hospitals and other institutions and a 503B compounder which Assertio believes is violating certain provisions of the Federal Food, Drug and Cosmetic Act; the timing and impact of additional generic approvals and uncertainty around the recent approvals and launches of generic Indocin products, which are not patent protected and now face generic competition; Assertio’s ability to successfully identify and execute business development and other strategic transactions; risks that any new businesses will not be integrated successfully or that the combined company will not realize estimated cost savings, value of certain tax assets, synergies and growth, or that such benefits may take longer and/or cost more to realize than expected; expectations regarding changes in product volume and mix and the impact those changes may have on Assertio’s operating results; expectations regarding the recovery of long-lived assets; expected industry trends, including pricing pressures and managed healthcare practices; Assertio’s ability to attract and retain executive leadership and key employees; the ability of Assertio’s third-party manufacturers to manufacture adequate quantities of commercially salable inventory and active pharmaceutical ingredients for each of Assertio’s products on commercially reasonable terms and in compliance with their contractual obligations to Assertio, and Assertio’s ability to maintain its supply chain which relies on single-source suppliers; the outcome of, and Assertio’s intentions with respect to, any litigation or government investigations, including pending and potential future shareholder litigation relating to the Spectrum Merger and/or the recent approval and launch of generic indomethacin suppositories, opioid-related government investigations and opioid-related litigation, Spectrum’s legacy shareholder and other litigation, and other disputes and litigation, including Assertio’s antitrust and unsealed qui tam litigation for which settlements in principle were reached in the third and fourth quarters, respectively, of 2024, as well as the costs and expenses associated therewith; the timing, cost and results of Assertio’s clinical studies and other research and development efforts, including the extent to which data from the Rolvedon same-day dosing trial, which was completed in the fourth quarter of 2024, may support Assertio’s ongoing commercialization efforts; Assertio’s compliance or non-compliance with, or being subject to, legal and regulatory requirements related to the development or promotion of pharmaceutical products in the U.S.; the extent to which the current U.S. federal administration may impose or seek to impose leadership, rule and/or policy changes impacting Assertio’s business, as well as legal challenges and uncertainty around the funding, functioning, regulatory and policy priorities of U.S. federal regulatory agencies; variations in revenues obtained from commercialization agreements and the accounting treatment with respect thereto; Assertio’s common stock regaining and maintaining compliance with The Nasdaq Capital Market’s minimum closing bid requirement of at least $1.00 per share in light of the deficiency notification received on January 22, 2025; Assertio’s ability to obtain and maintain intellectual property protection for its products and operate its business without infringing the intellectual property rights of others; and the impacts of potential changes to existing trade agreements and new tariffs, including tariffs on imported pharmaceuticals into the U.S. For a discussion of additional factors that could cause actual results to differ materially from those contemplated by forward-looking statements, see the risks described in Assertio’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission. Many of these risks and uncertainties may be exacerbated by public health emergencies and general macroeconomic conditions. Assertio does not assume, and hereby disclaims, any obligation to update forward-looking statements, except as may be required by law.

Non-GAAP Financial Measures

To supplement the Company’s financial results presented on a U.S. generally accepted accounting principles (“GAAP”) basis, the Company has included information about non-GAAP measures of EBITDA, adjusted EBITDA, adjusted earnings, and adjusted earnings per share as useful operating metrics. The Company believes that the presentation of these non-GAAP financial measures, when viewed with results under GAAP and the accompanying reconciliation, provides supplementary information to analysts, investors, lenders, and the Company’s management in assessing the Company’s performance and results from period to period. The Company uses these non-GAAP measures internally to understand, manage and evaluate the Company’s performance, and in part, in the determination of bonuses for executive officers and employees. These non-GAAP financial measures should be considered in addition to, and not a substitute for, or superior to, net income or other financial measures calculated in accordance with GAAP. Non-GAAP financial measures used by us may be calculated differently from, and therefore may not be comparable to, non-GAAP measures used by other companies.

This release also includes estimated full-year non-GAAP adjusted EBITDA information, which the Company believes enables investors to better understand the anticipated performance of the business, but should be considered a supplement to, and not as a substitute for or superior to, financial measures calculated in accordance with GAAP. No reconciliation of estimated non-GAAP adjusted EBITDA to estimated net income is provided in this release because some of the information necessary for estimated net income such as income taxes, fair value change in contingent consideration, and stock-based compensation is not yet ascertainable or accessible and the Company is unable to quantify these amounts that would be required to be included in estimated net income without unreasonable efforts.

Specified Items

Non-GAAP measures presented within this release exclude specified items. The Company considers specified items to be significant income/expense items not indicative of current operations. Specified items may include adjustments to interest expense and interest income, income tax expense (benefit), depreciation expense, amortization expense, sales reserves adjustments for products the Company is no longer selling, stock-based compensation expense, fair value adjustments to contingent consideration or derivative liability, restructuring charges, amortization of fair value inventory step-up as a result of purchase accounting, transaction-related costs, gains, losses or impairments from adjustments to long-lived assets and assets not part of current operations, changes in valuation allowances on deferred tax assets, and gains or losses resulting from debt refinancing or extinguishment.

ASSERTIO HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended			Year Ended
	December 31, 2024	September 30, 2024	December 31, 2023	December 31, 2024	December 31, 2023
Revenues:
Product sales, net	$29,587	$28,705	$32,462	$120,849	$149,451
Royalties and milestones	495	499	523	2,012	2,433
Other revenue	2,100	—	—	2,100	185
Total revenues	32,182	29,204	32,985	124,961	152,069
Costs and expenses:
Cost of sales	11,611	7,550	9,721	39,227	27,020
Research and development expenses	1,286	1,005	1,024	3,822	2,843
Selling, general and administrative expenses	21,416	16,726	23,958	75,051	78,638
Change in fair value of contingent consideration	(544)	300	(17,414)	(244)	(25,538)
Amortization of intangible assets	6,671	6,671	4,775	25,644	27,527
Loss on impairment of intangible assets	5,217	—	40,808	5,217	279,639
Restructuring charges	—	—	2,442	720	5,476
Total costs and expenses	45,657	32,252	65,314	149,437	395,605
Loss from operations	(13,475)	(3,048)	(32,329)	(24,476)	(243,536)
Other income (expense):
Debt related expenses	—	—	—	—	(9,918)
Interest expense	(763)	(761)	(755)	(3,039)	(3,380)
Interest income	780	887	690	3,221	2,403
Other gain, net	2,709	45	489	2,765	377
Total other income (expense)	2,726	171	424	2,947	(10,518)
Net loss before income taxes	(10,749)	(2,877)	(31,905)	(21,529)	(254,054)
Income tax benefit (expense)	273	(44)	(25,479)	(52)	(77,888)
Net loss and comprehensive loss	$(10,476)	$(2,921)	$(57,384)	$(21,581)	$(331,942)

Basic and diluted net loss per share	$(0.11)	$(0.03)	$(0.61)	$(0.23)	$(4.67)
Shares used in computing basic and diluted net loss per share	95,509	95,352	94,669	95,271	71,031

ASSERTIO HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
(unaudited)

	December 31,
	2024	2023
ASSETS
Current assets:
Cash and cash equivalents	$50,588	$73,441
Short-term investments	49,466	—
Accounts receivable, net	54,120	47,663
Inventories, net	38,308	37,686
Prepaid and other current assets	10,067	12,272
Total current assets	202,549	171,062
Property and equipment, net	586	770
Intangible assets, net	80,471	111,332
Other long-term assets	1,126	3,255
Total assets	$284,732	$286,419
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$14,736	$13,439
Accrued rebates, returns and discounts	76,304	58,137
Accrued liabilities	18,847	18,213
Contingent consideration, current portion	726	2,700
Other current liabilities	4,075	954
Total current liabilities	114,688	93,443
Long-term debt	38,813	38,514
Other long-term liabilities	10,150	16,459
Total liabilities	163,651	148,416
Commitments and contingencies
Shareholders’ equity:
Common stock, $0.0001 par value, 200,000,000 shares authorized; 95,536,990 and 94,668,523 shares issued and outstanding as of December 31, 2024 and December 31, 2023, respectively	9	9
Additional paid-in capital	794,196	789,537
Accumulated deficit	(673,124)	(651,543)
Total shareholders’ equity	121,081	138,003
Total liabilities and shareholders' equity	$284,732	$286,419

ASSERTIO HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Year Ended December 31,
	2024	2023
Operating Activities
Net loss	$(21,581)	$(331,942)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	25,829	28,229
Amortization of debt issuance costs and Royalty Rights	439	455
Accretion of interest income from short-term investments	(542)	—
Loss on impairment of intangible assets	5,217	279,639
Recurring fair value measurements of assets and liabilities	(397)	(25,482)
Payment of contingent consideration	(1,730)	—
Debt-related expenses	—	9,918
Stock-based compensation	5,009	9,158
Provisions for inventory	8,960	3,288
Deferred income taxes	—	76,201
Changes in assets and liabilities, net of acquisition:
Accounts receivable	(6,457)	48,669
Inventories	(9,583)	(4,973)
Prepaid and other assets	4,334	(1,169)
Accounts payable and other accrued liabilities	(1,256)	(29,348)
Accrued rebates, returns and discounts	18,166	(12,313)
Interest payable	—	(726)
Net cash provided by operating activities	26,408	49,604
Investing Activities
Purchases of short-term investments	(98,605)	—
Proceeds from maturities of short-term investments	49,694	—
Proceeds from the sale of investments	—	2,194
Net cash acquired in Spectrum Merger	—	1,950
Purchases of property and equipment	—	(628)
Purchase of Sympazan	—	(419)
Net cash (used in) provided by investing activities	(48,911)	3,097
Financing Activities
Payments related to the vesting and settlement of equity awards, net	(350)	(7,898)
Payment of contingent consideration	—	(24,194)
Payments in connection with 2027 Convertible Notes	—	(10,500)
Payment of direct transaction costs related to convertible debt inducement	—	(1,119)
Payment of Royalty Rights	—	(459)
Other financing activities	—	(31)
Net cash used in financing activities	(350)	(44,201)
Net (decrease) increase in cash and cash equivalents	(22,853)	8,500
Cash and cash equivalents at beginning of year	73,441	64,941
Cash and cash equivalents at end of year	$50,588	$73,441
Supplemental Disclosure of Cash Flow Information
Net cash paid for income taxes	$1,594	$4,031
Cash paid for interest	$2,600	$3,651

RECONCILIATION OF GAAP NET LOSS TO NON-GAAP EBITDA and ADJUSTED EBITDA
(in thousands)
(unaudited)

	Three Months Ended			Twelve months ended
	December 31, 2024	September 30, 2024	December 31, 2023	December 31, 2024	December 31, 2023	Financial Statement Classification
GAAP Net Loss	$(10,476)	$(2,921)	$(57,384)	$(21,581)	$(331,942)
Interest expense	763	761	755	3,039	3,380	Interest expense
Income tax (benefit) expense	(273)	44	25,479	52	77,888	Income tax expense
Depreciation expense	38	40	132	184	702	Selling, general and administrative expenses
Amortization of intangible assets	6,671	6,671	4,775	25,644	27,527	Amortization of intangible assets
EBITDA (Non-GAAP)	(3,277)	$4,595	(26,243)	7,338	(222,445)
Adjustments:
Legacy product reserves(1)	(2,100)	—	—	(2,100)	(185)	Other revenue
Stock-based compensation	1,098	1,296	2,642	5,009	9,158	Selling, general and administrative expenses
Change in fair value of contingent consideration (2)	(544)	300	(17,414)	(244)	(25,538)	Change in fair value of contingent consideration
Debt-related expenses (3)	—	—	—	—	9,918	Debt-related expenses
Transaction-related expenses (4)	—	—	361	—	8,900	Selling, general and administrative expenses
Loss on impairment of intangible assets (5)	5,217	—	40,808	5,217	279,639	Loss on impairment of intangible assets
Restructuring costs (6)	—	—	2,442	720	5,476	Restructuring charges
Other (7)	(920)	(887)	1,855	1,203	2,820	Multiple
Adjusted EBITDA (Non-GAAP)	$(526)	$5,304	$4,451	$17,143	$67,743

(1)Represents removal of the impact of revenue adjustment to reserves for product sales allowances (gross-to-net-sales allowances) estimates related to previously divested products.
(2)The fair value of the contingent consideration is remeasured each reporting period, with changes in the fair value resulting from changes in the underlying inputs being recognized as a benefit or expense in operating expenses until the contingent consideration arrangement is settled.
(3)Debt-related expenses consist of an induced conversion expense of approximately $8.8 million and direct transaction costs of approximately $1.1 million incurred as a result of the privately negotiated exchange of $30.0 million principal amount of the Company’s 6.5% Convertible Senior Notes due 2027 in the first quarter of 2023.
(4)Represents transaction-related expenses associated with the acquisition of Spectrum, which closed effective July 31, 2023.
(5)Represents the loss recognized in the period for the impairment of intangible assets.
(6)Restructuring charges represent non-recurring costs associated with the Company’s announced restructuring plan.
(7)Other for the three and twelve months ended December 31, 2024 and 2023 represent the following adjustments (in thousands):

	Three Months Ended			Twelve months ended
	December 31, 2024	September 30, 2024	December 31, 2023	December 31, 2024	December 31, 2023	Financial Statement Classification
Amortization of inventory step-up	$—	$—	$3,001	$4,564	$5,167	Cost of sales
Interest income on short-term investments	(780)	(887)	(690)	(3,221)	(2,403)	Interest income
Derivative fair value adjustment	(140)	—	(456)	(140)	56	Other income, net
Total Other	$(920)	$(887)	$1,855	$1,203	$2,820

RECONCILIATION OF GAAP NET LOSS and NET LOSS PER SHARE TO
NON-GAAP ADJUSTED EARNINGS and ADJUSTED EARNINGS PER SHARE (1)
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended
	December 31, 2024		September 30, 2024		December 31, 2023
	Amount	Diluted EPS (2)	Amount	Diluted EPS (2)	Amount	Diluted EPS (2)
Net loss per share (GAAP)	$(10,476)	$(0.11)	$(2,921)	$(0.03)	$(57,384)	$(0.61)
Add: Convertible debt interest expense and other income statement impacts, net of tax(2)	—		—		566
Adjustments
Amortization of intangible assets	6,671		6,671		4,775
Legacy products revenue reserves	(2,100)		—		—
Stock-based compensation	1,098		1,296		2,642
Change in fair value of contingent consideration	(544)		300		(17,414)
Contingent consideration cash payable (3)	(1,099)		(253)		(2,170)
Transaction-related expenses	—		—		361
Loss on impairment of intangible assets	5,217		—		40,808
Restructuring charges	—		—		2,442
Other	(920)		(887)		1,855
Increase of deferred tax asset valuation allowance (4)	—		—		33,165
Income taxes (expense) benefit, as adjusted (5)	(776)		(1,782)		1,877
Adjusted earnings (Non-GAAP)	$(2,929)	$(0.03)	$2,424	$0.03	$11,523	$0.11

Diluted shares used in calculation (GAAP) (2)	95,509		95,352		94,669
Add: Dilutive effect of stock-based awards and equivalents (2)	—		933		325
Add: Dilutive effect of 2027 Convertible Notes (2)	—		—		9,768
Diluted shares used in calculation (Non-GAAP) (2)	95,509		96,285		104,762
(1)Certain adjustments included here are the same as those reflected in the Company’s reconciliation of GAAP net loss to non-GAAP adjusted EBITDA and therefore should be read in conjunction with that reconciliation and respective footnotes.
(2)The Company uses the if-converted method with respect to its convertible debt to compute GAAP and Non-GAAP diluted earnings per share when the effect is dilutive. Under the if-converted method, the Company assumes the 2027 Convertible Notes were converted at the beginning of each period presented and outstanding. As a result, interest expense, net of tax, and any other income statement impact associated with the 2027 Convertible Notes, net of tax, is added back to net income used in the diluted earnings per share calculation.
For the three months ended December 31, 2024, the Company’s potentially dilutive convertible debt under the if-converted method and stock-based awards under the treasury-stock method were not included in either the computation of GAAP net loss and diluted net loss per share or non-GAAP adjusted earnings and adjusted earnings per share because to do so would be anti-dilutive.
For the three months ended September 30, 2024, the Company’s potentially dilutive convertible debt under the if-converted method and stock-based awards under the treasury-stock method were not included in the computation of GAAP net loss and diluted net loss per share, and the potentially dilutive convertible debt under the if-converted method were not included in non-GAAP adjusted earnings and adjusted earnings per share, because to do so would be anti-dilutive.
For the three months ended December 31, 2023, the Company’s potentially dilutive convertible debt under the if-converted method and stock-based awards under the treasury-stock method were not included in the computation of GAAP net loss and diluted net loss per share, because to do so would be anti-dilutive. However, the Company’s potentially dilutive convertible debt under the if-converted method and the potentially dilutive stock-based awards under the treasury-stock method were included in the computation of non-GAAP adjusted earnings and adjusted earnings per share because their effect was dilutive.
(3)Represents the accrued cash payable of the INDOCIN contingent consideration for the respective period based on 20% royalty for annual INDOCIN net sales over $20.0 million.
(4)For the three months ended December 31, 2023, represents the amount of income tax expense related to the recognition of a full valuation allowance against deferred tax assets.
(5)Represents the Company’s income tax (expense) benefit adjustment from the tax effect of pre-tax adjustments excluded from adjusted earnings. The tax effect of pre-tax adjustments excluded from adjusted earnings is computed at the blended federal and state statutory rate of 25%.

RECONCILIATION OF GAAP NET LOSS and NET LOSS PER SHARE TO
NON-GAAP ADJUSTED EARNINGS and ADJUSTED EARNINGS PER SHARE (1)
(in thousands, except per share amounts)
(unaudited)

	Twelve Months Ended December 31, 2024		Twelve Months Ended December 31, 2023
	Amount	Diluted EPS (2)	Amount	Diluted EPS (2)
Net loss (GAAP) (2)	$(21,581)	$(0.23)	$(331,942)	$(4.67)
Add: Convertible debt interest expense and other income statement impacts, net of tax (2)	—		2,535
Adjustments
Amortization of intangible assets	25,644		27,527
Legacy products revenue reserves	(2,100)		(185)
Stock-based compensation	5,009		9,158
Debt-related expenses, net	—		9,639
Change in fair value of contingent consideration	(244)		(25,538)
Contingent consideration cash payable (3)	(1,352)		(13,443)
Transaction-related expenses	—		8,900
Loss on impairment of intangible assets	5,217		279,639
Restructuring charges	720		5,476
Other	1,203		2,820
Increase in deferred tax asset valuation allowance (4)	—		76,200
Income taxes expense, as adjusted (5)	(7,220)		(3,679)
Adjusted earnings (Non-GAAP)	$5,296	$0.06	$47,107	$0.55

Diluted shares used in calculation (GAAP) (2)	95,271		71,031
Add: Dilutive effect of stock-based awards and equivalents (2)	516		3,054
Add: Dilutive effect of 2027 Convertible Notes (2)	—		10,932
Diluted shares used in calculation (Non-GAAP) (2)	95,787		85,017
(1)Certain adjustments included here are the same as those reflected in the Company’s reconciliation of GAAP net loss to non-GAAP adjusted EBITDA and therefore should be read in conjunction with that reconciliation and respective footnotes.
(2)The Company uses the if-converted method with respect to its convertible debt to compute GAAP and non-GAAP diluted earnings per share when the effect is dilutive. Under the if-converted method, the Company assumes the 2027 Convertible Notes were converted at the beginning of each period presented and outstanding. As a result, interest expense, net of tax, and any other income statement impact associated with the 2027 Convertible Notes, net of tax, is added back to net income used in the diluted earnings per share calculation.
For the twelve months ended December 31, 2024, the Company’s potentially dilutive convertible debt under the if-converted method and stock-based awards under the treasury-stock method were not included in the computation of GAAP net loss and diluted net loss per share, and the Company’s potentially dilutive convertible debt under the if-converted method were not included in the computation of non-GAAP net loss and diluted net loss per share because to do so would be anti-dilutive. However, the Company’s potentially dilutive stock-based awards under the treasury-stock method were included in the computation of non-GAAP adjusted earnings and adjusted earnings per share because their effect was dilutive.
For the twelve months ended December 31, 2023, the Company’s potentially dilutive convertible debt under the if-converted method and stock-based awards under the treasury-stock method were not included in the computation of GAAP net loss and diluted net loss per share, because to do so would be anti-dilutive. However, the Company’s potentially dilutive convertible debt under the if-converted method and the potentially dilutive stock-based awards under the treasury-stock method were included in the computation of non-GAAP adjusted earnings and adjusted earnings per share because their effect was dilutive.
(3)Represents the accrued cash payable, if any, of the INDOCIN contingent consideration for the respective period based on 20% royalty for annual INDOCIN net sales over $20.0 million.
(4)For the twelve months ended December 31, 2023, represents the amount of income tax expense related to the recognition of a full valuation allowance against deferred tax assets.
(5)Represents the Company’s income tax expense adjustment from the tax effect of pre-tax adjustments excluded from adjusted earnings. The tax effect of pre-tax adjustments excluded from adjusted earnings is computed at the blended federal and state statutory rate of 25%.